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                                                                    EXHIBIT 4.10

                               SECURITY AGREEMENT

     This Security Agreement (this "Agreement"), dated as of September 18, 2001, by and between Internet America, Inc., a Texas corporation ("Internet America"), and William O. Hunt, a resident of the State of Texas (the "Secured Party"), is made with reference to the following:

     WHEREAS, in order to induce the Secured Party to enter into the Letter of Credit Security Commitment Agreement dated as of the date hereof (the "Commitment Agreement") and to secure the Letter of Credit (as defined in the Commitment Agreement) and commit to loan money to Internet America, the Secured Party requires that Internet America grant to the Secured Party a security interest in the Collateral (as defined below) as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and other agreements hereinafter contained, in order to induce the Secured Party to undertake its obligations under the Commitment Agreement, Internet America hereby agrees with the Secured Party for its benefit as follows:

                                    ARTICLE I
                                   DEFINITIONS

     The following terms shall have the meanings set forth below. Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to them in the Commitment Agreement.

     "Additional Property" shall mean and include the following property, which Internet America becomes entitled to receive or shall receive in connection with any other Collateral:

         (a) any stock certificate, including, without limitation, any certificate representing a stock dividend or any certificate in connection with any recapitalization, reclassification, merger, consolidation, conversion, sale of assets, combination of shares, stock split or spin-off;

         (b) any option, warrant, subscription or right, whether as an addition to or in substitution of any other Collateral;

         (c) any dividends or distributions of any kind whatsoever, whether distributable in cash, stock or other property;

         (d) any interest, premium or principle payments; and

         (e) any conversion or redemption proceeds.

     "Charges" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties,

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fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign, upon the Collateral, Internet America or any of its Affiliates.

     "Collateral" shall mean and include:

         (a) all Equipment;

         (b) all General Intangibles;

         (c) all Inventory;

         (d) all Investment Property;

         (e) all of Internet America's right, title and interest in and to (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of Internet America's rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase;
(iii) other property, including warranty claims, relating to any goods securing this Agreement (other than Receivables); (iv) all of Internet America's contract rights, rights of payment which have been earned under a contract right, letter of credit rights, instruments, documents, chattel paper, warehouse receipts, deposit accounts, money and securities (other than Receivables); (v) if and when obtained by Internet America, all real and personal property of third parties in which Internet America has been granted a lien or security interest, except where such security interest secures the payment or enforcement of Receivables; and (vii) any other goods, personal property or real property now owned or hereafter acquired in which Internet America has expressly granted a security interest or may in the future grant a security interest to the Secured Party hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between the Secured Party and Internet America;

         (f) all of Internet America's ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software, computer programs, tapes, disks and documents relating to (a), (b),
(c), (d), (e), (f) or (g) of this Paragraph;

         (g) all proceeds and products of (a), (b), (c), (d), (e), (f) or (g) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds; and

         (h) all Additional Property.

     "Customer" shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Internet America, pursuant to which Internet America is to deliver any personal property or perform any services.

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     "Equipment" shall mean and include all of Internet America's goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, fittings, furniture, furnishings, fixtures, parts, accessories, improvements, repairs and all replacements and substitutions therefor or accessions thereto.

     "General Intangibles" shall mean and include all of Internet America's general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, commercial tort claims, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs and computer software, all claims under guaranties, security interests or other security held by or granted to Internet America except where such security interest or security secures payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

     "Inventory" shall mean and include all of Internet America's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Internet America's business or used in selling or furnishing such goods, merchandise and other personal property, all other inventory of Internet America, and all documents of title or other documents representing them.

     "Investment Property" shall mean and include all of Internet America's now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts, commodities accounts, stocks, mutual fund shares, money market shares and U.S. Government Securities, including, without limitation, all capital stock of all Internet America's subsidiaries.

     "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

     "Material Adverse Effect" shall mean a material adverse effect on (a) the condition, operations, assets, business or prospects of Internet America taken as a whole, (b) Internet America's ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or the Secured Party's Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of the Secured Party's rights and remedies under this Agreement and the Other Documents.

     "Obligations" shall mean all financial obligations of Internet America under the Commitment Agreement, including but not limited to, those under the Letter of Credit and the Notes.

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     "Permitted Encumbrances" shall mean (a) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Internet America; provided, that, the Lien shall have no effect on the priority of the Liens in favor of the Secured Party or the value of the assets in which the Secured Party has such a Lien and a stay of enforcement of any such Lien shall be in effect; (b) judgment Liens that have been stayed or bonded and mechanics', workers', materialmen's or other like Liens arising in the ordinary course of Internet America's business with respect to obligations which are not due or which are being contested in good faith by Internet America; and (c) other Liens incidental to the conduct of Internet America's business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the Secured Party's rights in and to the Collateral or which do not materially impair the use thereof in the operation of Internet America's business.

     "Receivables" shall mean and include all of Internet America's accounts (including, without limitation, all health-care insurance receivables), contract rights, instruments (including those evidencing indebtedness owed to Internet America by its Affiliates), documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to Internet America arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Secured Party hereunder.

     "Termination Date" shall mean the date on which the Obligations are paid in full.

     "Uniform Commercial Code" shall mean the Uniform Commercial Code in effect in the State of Texas.

                                   ARTICLE II
                                SECURITY INTEREST

     2.1 Security Interest in the Collateral. To secure prompt payment and performance to the Secured Party of the Obligations, Internet America hereby assigns, pledges and grants to the Secured Party for the benefit of the Secured Party a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Internet America shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect the Secured Party's security interest and shall cause its financial statements to reflect such security interest.

     2.2 Perfection of Security Interest.

         (a) Internet America shall take all action that may be necessary or desirable, or that the Secured Party may request, so as at all times to maintain the validity, perfection, enforceability and priority of the Secured Party's security interest in the Collateral and to enable the Secured Party to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) delivering to the Secured Party, endorsed or accompanied by such instruments of assignment as the

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Secured Party may specify, and stamping or marking, in such manner as the
Secured Party may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, and (iii) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to the Secured Party, relating to the creation, validity, perfection, maintenance or continuation of the Secured Party's security interest under the Uniform Commercial Code or other applicable law.

         (b) The Secured Party and Internet America hereby agree as follows:

               (i) The Secured Party may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral and which contain any other information required for the sufficiency or filing office acceptance of any financing statements, continuation statements or amendments. Such financing statements, continuation statements and amendments thereto may include generic descriptions of the Collateral and may be filed by Secured Party without Internet America's signature thereon. Internet America agrees to furnish any such information to the Secured Party promptly upon request. Any such financing statements, continuation statements or amendments may be signed by the Secured Party on behalf of Internet America.

               (ii) Internet America shall, at any time and from time to time take such steps as the Secured Party may reasonably request to insure the continued perfection and priority of the Secured Party's security interest in any of the Collateral for the benefit of the Secured Party and of its rights therein, in any jurisdiction.

               (iii) Nothing contained herein shall be construed to narrow the scope of the Secured Party's security interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the rights, powers, privileges or remedies of the Secured Party except (and then only to the extent) mandated by applicable law.

         (c) Contemporaneously herewith, Internet America covenants and agrees to deliver to the Secured Party any certificates, documents or instruments representing or evidencing any securities pledged as Collateral, with Internet America's endorsement thereon and/or accompanied by proper instruments of transfer and assignment duly executed in blank, all in form and substance satisfactory to the Secured Party.

         (d) All charges, expenses and fees the Secured Party may incur in doing any of the foregoing, and any local taxes relating thereto, shall be added as additional principal to the Notes, or, at the Secured Party's option, shall be paid to the Secured Party for the ratable benefit of the Secured Party immediately upon demand.

     2.3 Disposition of Collateral. Internet America will safeguard and protect all Collateral for the Secured Party's general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the ordinary course of business and (b) the disposition or transfer of obsolete and worn-out Equipment in the ordinary course of business.

     2.4 Preservation of Collateral. Following the occurrence of an Event of Default under the Commitment Agreement or the Notes, in addition to the rights and remedies set forth in the

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Commitment Agreement, the Secured Party: (a) may at any time take such steps as the Secured Party deems necessary to protect the Secured Party's interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as the Secured Party may deem appropriate; (b) may employ and maintain at Internet America's and its subsidiaries' premises a custodian who shall have full authority to do all acts necessary to protect the Secured Party's interests in the Collateral; (c) may lease warehouse facilities to which the Secured Party may move all or part of the Collateral; (d) may use Internet America's and its subsidiaries' owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through Internet America's and its subsidiaries' owned or leased property. Internet America shall, and shall cause its subsidiaries to, cooperate fully with all of the Secured Party's efforts to preserve the Collateral and will, and will cause its subsidiaries to, take such actions to preserve the Collateral as the Secured Party may direct. All of the Secured Party's expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be added as additional principal to the Notes.

     2.5 Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to the Secured Party's security interest: (a) Internet America shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to the Secured Party; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by Internet America or delivered to the Secured Party in connection with this Agreement shall be true and correct in all respects; (c) all signatures and endorsements of Internet America that appear on such documents and agreements shall be genuine and Internet America shall have full capacity to execute same; and (d) Internet America's Inventory shall be located at the address set forth in the Commitment Agreement for notices to Internet America and shall not be removed from such location(s) without the prior written consent of the Secured Party except with respect to the sale of Inventory in the ordinary course of business and Equipment to the extent permitted in Section 2.3 hereof.

     2.6 The Additional Property. All Additional Property received by Internet America shall be received in trust for the benefit of the Secured Party. All Additional Property and all certificates or other written instruments or documents evidencing and/or representing the Additional Property that is received by Internet America, other than any cash that constitutes Additional Property, together with such instruments of transfer as the Secured Party may request, shall immediately be delivered to or deposited with the Secured Party and held by the Secured Party as Collateral under the terms of this Agreement. If the Additional Property received by Internet America shall be shares of stock or other securities, such shares of stock or other securities shall be duly endorsed in blank or accompanied by proper instruments of transfer and assignment duly executed in blank, all in form and substance satisfactory to the Secured Party. The Secured Party shall be deemed to have possession of any Collateral in transit to the Secured Party or its agents.

     2.7 Defense of the Secured Party's Interests. Until (a) payment in full of all of the outstanding Obligations and (b) termination of this Agreement, the Secured Party's interests in the Collateral shall continue in full force and effect. During such period Internet America shall not, without the Secured Party's prior written consent, pledge, sell (except Inventory in the ordinary course of business and Equipment to the extent permitted in Section 2.3 hereof), assign, transfer,

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create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Internet America shall defend the Secured Party's interests in the Collateral against any and all Persons whatsoever. At any time following demand by the Secured Party for payment of all Obligations, the Secured Party shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If the Secured Party exercise this right to take possession of the Collateral, Internet America shall, upon demand, assemble it in the best manner possible and make it available to the Secured Party at a place reasonably convenient to the Secured Party. In addition, with respect to all Collateral, the Secured Party shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Internet America shall, and each of the Secured Party may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which the Secured Party holds a security interest to deliver same to the Secured Party and/or subject to the Secured Party's order and if they shall come into Internet America's possession, they, and each of them, shall be held by Internet America in trust as the Secured Party's trustee, and Internet America will immediately deliver them to the Secured Party in their original form together with any necessary endorsement.

     2.8 Compliance with Laws. Internet America shall comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of Internet America's business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Internet America may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of the Secured Party to protect the Secured Party's Lien on or security interest in the Collateral. The Collateral at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

     2.9 Inspection of Premises. At all reasonable times the Secured Party shall have full access to and the right to audit, check, inspect and make abstracts and copies from Internet America's books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Internet America's business. The Secured Party and its agents may upon reasonable advance notice, enter upon Internet America's and its subsidiaries' premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Internet America's business, provided, however, the Secured Party shall conduct such inspections no more than one (1) time per year unless an Event of Default shall have occurred and be continuing, in which event there shall be no restrictions on the number of inspections the Secured Party may charge Internet America.

     2.10 Insurance. Internet America shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Internet America's own cost and expense in amounts and with carriers reasonably acceptable to the Secured Party, Internet America shall (a) keep all its insurable properties and properties in which Internet America has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in

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businesses similar to Internet America's including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Internet America insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Internet America either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Internet America is engaged in business; (d) furnish the Secured Party with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to the Secured Party, naming the Secured Party as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (b) above, and providing (A) that all proceeds thereunder shall be payable to the Secured Party, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days' prior written notice is given to the Secured Party. In the event of any loss thereunder, the carriers named therein hereby are directed by the Secured Party and Internet America to make payment for such loss that would ordinarily be made payable to Internet America rather than to a third party to the Secured Party and not to Internet America and the Secured Party jointly. If any insurance losses are paid by check, draft or other instrument payable to Internet America and the Secured Party jointly, the Secured Party may endorse Internet America's name thereon and do such other things as the Secured Party may deem advisable to reduce the same to cash. The Secured Party is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above. All loss recoveries received by the Secured Party upon any such insurance may be applied to the Obligations, in such order as the Secured Party in its sole discretion shall determine. Any surplus shall be paid by the Secured Party to Internet America or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Internet America to the Secured Party, on demand.

     2.11 Failure to Pay Insurance. If Internet America fails to obtain insurance as hereinabove provided, or to keep the same in force, the Secured Party, if the Secured Party so elect, may obtain such insurance and pay the premium therefor and such expenses so paid shall be part of the Obligations.

     2.12 Payment of Taxes. Internet America will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Internet America or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Internet America and the Secured Party which the Secured Party may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in the Secured Party's opinion, may possibly create a valid Lien on the Collateral, the Secured Party may without notice to Internet America pay the taxes, assessments or other Charges and Internet America hereby indemnifies and holds the Secured Party harmless in respect thereof. The Secured Party will not pay any taxes, assessments or Charges to the extent that Internet America has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related

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tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of the Secured Party to protect the Secured Party's security interest in or Lien on the Collateral. The amount of any payment by the Secured Party under this Section 2.11 shall be added to the Obligations and, until Internet America shall furnish the Secured Party with an indemnity therefor (or supply the Secured Party with evidence satisfactory to the Secured Party that due provision for the payment thereof has been made), the Secured Party may hold without interest any balance standing to Internet America's credit and the Secured Party shall retain its security interest in any and all Collateral held by the Secured Party.

     2.13 Exculpation of Liability. Nothing herein contained shall be construed to constitute the Secured Party as Internet America's agent for any purpose whatsoever, nor shall the Secured Party be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. The Secured Party, whether by anything herein or in any assignment or otherwise, does not assume Internet America's obligations under any contract or agreement assigned to the Secured Party, and the Secured Party shall not be responsible in any way for the performance by Internet America of any of the terms and conditions thereof.

     2.14 Financing Statements. No financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     Internet America represents and warrants as follows:

     3.1 Internet America has full power, authority and legal right to grant to the Secured Party a security interest in the Collateral pursuant to this Agreement, and the execution and delivery of this Agreement has been duly authorized by Internet America;

     3.2 No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either
(i) for the grant by Internet America to the Secured Party of a security interest in the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Internet America, or (ii) for the exercise by the Secured Party of rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement;

     3.3 The grant by Internet America of a security interest in the Collateral pursuant to this Agreement creates a valid security interest in the Collateral in favor of the Secured Party, securing the payment of the Obligations;

     3.4 No part of the Collateral is used or was bought for personal, family or household purposes;

     3.5 The Inventory consists of items of a quality and quantity useable and saleable in the ordinary course of business by Internet America without markdown or discount, all of which are merchantable and fit for their particular purpose, except for obsolete and slow moving items and items below standard quality (which in any event do not exceed normal commercial standards in

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amount, and all of which have been written down on the books of Internet America to the lower of cost or net realizable market value or have been provided for by adequate reserves. No items included in the Inventory are held by Internet America on consignment from others. The amount of the Inventory shown on Internet America's financial statements is based on quantities and valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years;

     3.6 Internet America has exclusive possession of all of the Collateral, and all of the Collateral is maintained at Internet America's principal place of business or such other place(s) as are set forth in the Commitment Agreement; and

     3.7 No restrictions or conditions exist with respect to the transfer or voting of any securities pledged as Collateral, except for those restrictions under state and federal securities laws or as has otherwise been disclosed to the Secured Party in writing. To the best of Internet America's knowledge, no issuer of such securities (other than securities of a class which are publicly traded) has any outstanding stock rights, rights to subscribe, options, warrants or convertible securities outstanding or any other rights outstanding entitling any party to have issued to such party capital stock of such issuer, except as has been disclosed to the Secured Party in writing.

                                   ARTICLE IV
                          LIABILITY AND INDEMNIFICATION

     Internet America agrees to indemnify and to hold the Secured Party harmless from and against all losses, liabilities, claims, damages, costs and expenses (including actual attorneys' fees and disbursements) with respect to (i) any action taken or any omission by the Secured Party with respect to this Agreement, provided that the Secured Party's conduct does not constitute willful misconduct or gross (not mere) negligence, and (ii) any claims arising out of Internet America's ownership of the Collateral or the Secured Party's security interest therein.

                                    ARTICLE V
                           SECURITY INTEREST ABSOLUTE

     All rights of the Secured Party and security interests hereunder, and all obligations of Internet America hereunder, shall be absolute and unconditional irrespective of:

     5.1 any lack of validity or enforceability of the Commitment Agreement or any other agreement or instrument relating thereto;

     5.2 any other amendment or waiver of or any consent to any departure from the Commitment Agreement or any other agreement or instrument relating thereto;

     5.3 any exchange or non-perfection of any other Collateral, or any amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations; or

     5.4 any other circumstance which might otherwise constitute a defense available to, or a discharge of, Internet America other than a release of the Secured Party's rights and security interests or the payment in full of the Obligations; provided however that if at any time any payment, or any portion of a payment, to the Secured Party is recaptured or required to be disgorged under

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applicable bankruptcy or insolvency laws or otherwise, then the recaptured or disgorged payment shall thereafter be deemed an Obligation hereunder; Internet America agrees to take any all acts reasonably requested by the Secured Party to give effect to this Section 5.

                                   ARTICLE VI
             CONTINUING SECURITY INTEREST, ASSIGNMENT OF OBLIGATIONS

     6.1 This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until payment in full of the Obligations, (b) be binding upon Internet America, its successors and assigns, (c) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of the Secured Party and its successors, transferees and assigns, (d) constitute, along with the Commitment Agreement and the other agreements and instruments relating thereto, the entire agreement between Internet America and the Secured Party, and (e) be severable in the event that one or more of the provisions herein is determined to be illegal or unenforceable. Upon the payment in full of the Obligations, the Secured Party, at the request and expense of Internet America, shall release the security interests in the Collateral granted herein and execute such termination statements as may be necessary therefor, to the extent that such Collateral shall not have been sold or otherwise applied pursuant to the terms hereof.

                                  ARTICLE VII.
                              RETURN OF COLLATERAL

     Subject to any duty imposed by law or otherwise to the holder of any subordinate lien on the Collateral known to the Secured Party, and subject to the direction of a court of competent jurisdiction, upon the payment in full of the Obligations, Internet America shall be entitled to the return of all Collateral in the possession of the Secured Party, provided, however, that (a) the Secured Party shall not be obligated to return to Internet America or deliver to the holder of any subordinate lien any such Collateral until they are satisfied that all amounts with respect to the Obligations are no longer subject to being recaptured under applicable bankruptcy or insolvency laws or otherwise and (b) if the Secured Party determines not to return Collateral in its possession (pursuant to clause (a) of this Article VII), the Secured Party shall turn over such possessory Collateral, upon the reasonable request of Internet America and upon Internet America's grant of a second priority security interest in the possessory Collateral, to a replacement lender which requires a first priority interest in the possessory Collateral. Any return or turn over of Collateral, however effected, shall be without recourse to the Secured Party, and the Secured Party shall be entitled to receive appropriate documentation to such effect. The return of Collateral shall be affected without representation or warranty and shall not entitle Internet America to any right to any endorsement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     8.1 Amendment; Waiver. No amendment or waiver of any provision of this Agreement nor consent to any departure by Internet America herefrom shall in any event be effective unless the same shall be in writing and signed by the Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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     8.2 Expenses. Internet America will upon demand pay to the Secured Party the amount of any and all reasonable expenses actually incurred, including the fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Party hereunder, and (iv) the failure by Internet America to perform or observe any of the provisions hereof.

     8.3 Private Sale of Securities. Internet America recognizes that the Secured Party may be unable to effect a public sale of all or any part of the securities pledged as Collateral because of restrictions in applicable federal and state securities laws and that the Secured Party may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Internet America acknowledges that any such private sale may be at prices and other terms less favorable than what might have been obtained at a public sale and, notwithstanding the foregoing, agrees that each such private sale shall be deemed to have been made in a commercially reasonable manner and that the Secured Party shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer to register such securities for public sale under any federal or state securities laws.

     8.4 Notices. All notices, demands and requests of any kind which either party may be required or desires to serve upon the other hereunder shall be in writing and shall be delivered and be effective in accordance with the notice provision of the Commitment Agreement.

     8.5 Governing Law, Terms. This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas without regard to its choice of laws principles. Unless otherwise defined herein or in the Commitment Agreement, terms defined in the Uniform Commercial Code are used herein as therein defined.

     8.6 Trial By Jury. INTERNET AMERICA HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE SUBJECT MATTER HEREOF, ANY DOCUMENT RELATING HERETO OR ANY SECURED OBLIGATION, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR IN TORT OR OTHERWISE.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

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                                       INTERNET AMERICA, INC.

                                       By: /s/ Jack T. Smith
                                           --------------------------------
                                       Title: Chief Executive Officer

                                       By: /s/ William O. Hunt
                                           --------------------------------
                                           William O. Hunt

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